ASSIGNMENT AND ASSUMPTION OF LEASES, CONTRACTS, AND RIGHTS


     This   Assignment   and  Assumption  of  Leases,   Contracts,   and  Rights
("Assignment") is executed and delivered as of March 13, 1999 ("Effective Date"), by ACTION DELIVERY SERVICES, INC., a Texas corporation ("ADS"), and ACTION WAREHOUSE SERVICE, INC., a Texas corporation ("AWS") (ADS and AWS are hereinafter individually and collectively called "Seller") to KNIGHT ACQUISITION CORPORATION, an Arizona corporation ("Buyer").

                                    RECITALS

     A. Seller, Buyer, Bobby R. Ellis and Francis Ellis, husband and wife and Knight Transportation, Inc., an Arizona corporation, are parties to that certain Asset Purchase Agreement dated March 13, 1999 ("Purchase Agreement"). In accordance with the Purchase Agreement, Seller has sold and assigned to Buyer, and Buyer has purchased and acquired from Seller, the Business and Assets, as more particularly described therein.

     B. The terms and provisions of the Purchase Agreement require, among other things, that Seller execute this Assignment, transferring and assigning to Buyer all of Seller's rights in certain Leases, Contracts, and other property rights and interests of Seller relating to the Business.

     C. Capitalized terms which are used in this Assignment but which are not defined specifically in this Assignment will be ascribed the meanings contained in the Purchase Agreement.

                             TRANSFER AND ASSIGNMENT

     In consideration of Buyers promises and covenants under the Purchase Agreement and the purchase of the Business, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Seller makes the following assignments to Buyer:

     1. Assignment of Contracts.

          (a) Seller transfers and assigns to Buyer, and its successors and assigns, all of the right, title, interest, powers, and privileges of Seller under only the "Assigned Contracts" listed on Schedule "1" to this Assignment. No other Contracts (as that term is used in the Purchase Agreement) will be transferred or assigned to Buyer.

          (b) Seller represents and warrants to Buyer that: (i) all right, title, interest, powers, and privileges being assigned to and assumed by Buyer and all rights and options of third parties relating to the Assigned Contracts are accurately set forth in their entirety in the Assigned Contracts attached as Schedule "1"; (ii) no contracts or agreements relating to management, maintenance, ownership, or operation of the Business, other than those listed on Schedule "1", have been entered by Seller which will remain in effect or become effective after the Effective Date of this Assignment; (iii) Seller has obtained all consents and approvals necessary to assign and transfer the Assigned Contracts to Buyer; and (iv) there is no existing or uncured default or breach under any of the Assigned Contracts.

     2. Assumption by Buyer. Buyer accepts the foregoing assignment and transfer of the Assigned Contracts, and assumes the obligations of Seller thereunder in accordance with their terms, but only to the extent such obligations are to be performed after the Effective Date of this Assignment (regardless of when demand for payment or performance is made).

     3. Assignment of Miscellaneous Items. Seller transfers, assigns, and conveys to Buyer, its successors and assigns, all licenses (to the extent transferable), franchises, certificates, authorizations, approvals, certificates of occupancy, building permits and other applicable permits and licenses issued by any governmental authority relating to the ownership or operation of the Business and the Assets, all goodwill, and other intangible personal property of Seller relating to the Business, and all personal property owned by Seller with respect to the Business that have not otherwise been conveyed by a concurrently executed Bill of Sale from Seller to Buyer.

     4. Assignment of Warranties, Claims and Causes of Action.

          (a) Seller transfers and assigns to Buyer, and its successors and assigns, all of Seller's right, title, and interest in all representations or warranties (express or implied) and all other rights, causes of action, or all claims of any kind (collectively, the "Rights") arising out of the Assigned Contracts and all other matters herein assigned.

          (b) Seller has delivered to Buyer the originals or, if the originals are not available, copies of any written documents which Seller (or Seller's agents or representatives) has/have within its/their possession or control relating to the Rights.

          (c) With respect to the Rights which cannot be effectively transferred to Buyer without the consent of third parties, Seller and Buyer, after the Effective Date, will endeavor to obtain such consents promptly, and, if unattainable or if the Rights are enforce able only by Seller, Seller, after the Effective Date, shall use its best efforts to provide Buyer the benefits of the Rights.

     5. Miscellaneous.

               (a) Seller agrees, at its sole cost and expense, to perform, execute, and/or deliver (or to cause to be performed, executed, and/or delivered) any additional documents and/or assurances as Buyer may reasonably request to insure, secure, or perfect Buyer's interest in any of the items assigned to Buyer by this Assignment or to otherwise fully and effectively carry out the intent and purpose of this Assignment or the Purchase Agreement.

               (b) Seller warrants and represents to Buyer that the rights and interests of Seller assigned under this Assignment are not subject to any prior assignment, lien, pledge, or encumbrance.

               (c) Seller and Buyer warrant and represent to each other that they have the requisite power and authority to enter this Assignment and have performed all acts and secured all approvals necessary to make this Assignment effective and legally binding on such party in accordance with its terms. Each person executing this instrument on behalf of either party, as agent or otherwise, personally warrants that he or she is duly authorized and empowered to do so and that all signatures and approvals of persons with an ownership interest in such party have been obtained so as to make this Assignment legally enforceable and effective against such party.

               (d) This Assignment is binding upon the successors and assigns of Seller and will inure to the benefit of the successors and assigns of Buyer, and all Rights and representations of Seller contained in this Assignment shall survive the Effective Date of this Assignment, and the delivery of this Assignment.

               (e) This Assignment shall be governed by and interpreted under the substantive laws of the State of Arizona, without regard to conflicts of law principles.

     6. Indemnity. Seller, on demand, agrees to indemnify, defend and hold harmless Buyer for, from, and against any and all loss, cost, damage, claim, liability, or expense (including court costs and attorney fees in a reasonable amount) arising out of the acts or omissions of Seller or its agents prior to the Effective Date with respect to the Assigned Contracts, and other property being assigned by this Assignment. The indemnity described in this Assignment is in addition to any obligations of the Seller to Buyer under the terms of the Purchase Agreement. Buyer agrees to indemnify, defend and hold harmless Seller for, from, and against any and all loss, cost, damage, claim, liability, or expense (including court costs and attorney fees in a reasonable amount) arising out of the acts or omissions of Buyer or its agents after the Effective Date with respect to the Assigned Contracts, and other property being assigned by this Assignment.

     This Assignment has been executed and delivered as of the Effective Date.


                                   SELLER:

                                   ACTION DELIVERY SERVICES, INC., a
                                   Texas corporation


                                   By: /s/ Bobby R. Ellis
                                      --------------------------------
                                         Bobby R. Ellis, President


                                   ACTION WAREHOUSE SERVICE, INC., a
                                   Texas Corporation


                                   By: /s/ Bobby R. Ellis
                                      --------------------------------
                                          Bobby R. Ellis, President


                                   BUYER:

                                   KNIGHT ACQUISITION CORPORATION,
                                   an Arizona corporation


                                   By: /s/ Kevin P. Knight
                                      --------------------------------
                                      Kevin P. Knight, Chief Executive Officer

                                  SCHEDULE "1"
                                      TO
           ASSIGNMENT AND ASSUMPTION OF LEASES, CONTRACTS, AND RIGHTS

         All of the Seller's accounts receivable (a list of which is attached hereto), notes receivable, inventory, equipment, machinery, leasehold improvements, fixtures, tools, supplies, furniture, chattel paper and all other intangible assets (collectively, the "Assets"), as well as all customer and other business product, marketing , financial and technical lists, records and information, trade secrets, patents, service marks, trade names, and tread marks and all proprietary and other rights and general intangibles, including but not limited to, the following:

     (1) all rights to any Intellectual Property used or contemplated to be used in the Business, including, without limitation, all rights to the names, and all goodwill associated therewith, including all rights under and to the names and any trade marks and service marks associated with the Business or under which the Business has been conducted;

     (2) all rights and entitlements under any written or oral contract, agreement, plans or specifications, instrument, registration, license, franchise, certificate of occupancy, or other document, commitment, arrangement, undertaking, practice, or authorization and any intangible property rights associated with or constituting a part of the Business (specifically excluding, however, any Employee Benefit
          Plan);

     (3) all customer contracts, including, without limitation, all rights and entitlements under or with respect to the following contracts attached hereto.

     (4)  the right to  collect  and  retain  all  amounts  under  the  Assigned
          Contracts;

     (5) all rights or choses-in-action arising out of occurrences before or after the Closing, including, without limitation, all rights under express or implied warranties in favor of Seller, if any, relating to the Assets and the Business; and

     (6)  The Assigned Contracts copies of which are attached hereto

Excluded Assets:

         The foregoing notwithstanding, the purchased assets do not include the Seller's corporate records including, but not limited to, stock books, stock records, minutes of any directors or shareholders meetings, files maintained with respect to directors or shareholders, investment banking files, Securities and Exchange Commission files, information related to the offer of any securities of the Seller, and property belonging to any customer of the Seller or any Employee Benefit Plans or the assets of any Employee Benefit Plan.